(As filed November 16, 1999)

                                                         File No. 70-9199


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549
           _______________________________________________________
                        Post-Effective Amendment No. 3
                                 ("POS AMC")
                                      to
                                   FORM U-1
                          APPLICATION OR DECLARATION
                                   UNDER THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
           ______________________________________________________

                           New Century Energies, Inc.
                      Public Service Company of Colorado
                            NC Enterprises, Inc.
                              1225 17th Street
                        Denver, Colorado 80202-5533

                 (Names of companies filing this statement and
                   addresses of principal executive offices)
           _____________________________________________________
                          New Century Energies, Inc.

              (Name of top registered holding company parent)
            ____________________________________________________
                              Teresa S. Madden
                                Controller
                         New Century Energies, Inc
                        1225 17th Street, Suite 900
                        Denver, Colorado 80202-5533
            ____________________________________________________
                   (Name and address of agent for service)

    The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

    James D. Albright, Esq.                 William T. Baker, Jr., Esq.
    William M. Dudley, Esq.                 Thelen Reid & Priest LLP
    New Century Energies, Inc               40 West 57th Street
   1225 17th Street, Suite 600              New York, New York 10019
   Denver, Colorado 80202-5533

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

       Post-Effective Amendment No. 2 in this proceeding, filed October 20, 1999, is hereby amended and restated in its entirety to read as follows:

       By order dated May 28, 1999 (Holding Co. Act Rel. No. 27034) in this proceeding, the Commission authorized New Century Energies, Inc. ("NCE"), a registered holding company, its wholly-owned non-utility subsidiary, NC Enterprises, Inc. ("Enterprises"), and its wholly-owned public-utility subsidiary, Public Service Company of Colorado ("PSCo"), to carry out certain transactions relating to the formation of WYCO Development LLC ("WYCO"), a limited liability company to be 50% owned by Enterprises, the sale by PSCo to WYCO of a 53-mile natural gas pipeline constructed by PSCo ("Front Range Pipeline"), and the leaseback of such facility by PSCo. The remaining 50% interest in WYCO will be held by a subsidiary of The Coastal Corporation ("Coastal"), and another subsidiary of Coastal, Wyoming Interstate Company, Ltd. ("WIC"), intends to sell to and leaseback from WYCO certain natural gas compressor and related pipeline facilities in Wyoming, referred to in the Application as the Powder River Lateral Expansion.

       The Front Range Pipeline and a portion of the Powder River Lateral Expansion were completed and placed in service in late 1998. By Supplemental Order dated August 24, 1999, the Commission authorized an extension of the period of authorization for the sale-leaseback transactions through October 31, 1999. The parties have agreed to extend the closing an additional thirty-one
(31) days until December 1, 1999. WIC is currently in the process of constructing certain of the facilities which WIC intends to sell to and leaseback from WYCO, referred to in the Application as "Phase II" of the Powder River Lateral Expansion. These facilities are scheduled to be completed and placed into service on December 1, 1999. In order to include these newly-constructed facilities in the planned sale-leaseback transactions, the parties have agreed to schedule a closing coincident with the in-service date of the new WIC facilities, but in no event later than December 15, 1999. Accordingly, pursuant to Rule 24(c)(1), the applicants request that the Commission issue a further order in this proceeding extending the effective period of the May 28, 1999 order through December 15, 1999.

       No additional state or federal regulatory approvals, other than the approval of this Commission, is required for the extension requested herein. The fees, commissions and expenses paid or incurred in connection with filing this Post-Effective Amendment are not expected to exceed $500.

       NCE currently meets the requirements of Rule 53(a)(2), (a)(3) and
(a)(4), but does not meet the requirements of Rule 53(a)(1). NCE's "aggregate investment," as defined in Rule 53(a)(1), is currently equal to 50.8% of NCE's "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended September 30, 1999. However, by order dated February 26, 1999 (Holding Co. Act Release No. 26982) (the "100% Order"), the Commission authorized NCE to finance investments in "exempt wholesale generators" ("EWGs") and "foreign utility companies" ("FUCOs") in an amount up to 100% of NCE's "consolidated retained earnings." Since the date of the 100% Order, there has been no material change in

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

NCE's consolidated capitalization ratios.   Further, NCE's interests in EWGs
and FUCOs have contributed positively to its consolidated earnings since such date.

                                  SIGNATURE

       Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this post-effective amendment to the Application or Declaration previously filed herein to be signed on their behalf by the undersigned thereunto duly authorized.



                                             NEW CENTURY ENERGIES, INC.
                                             PUBLIC SERVICE COMPANY OF
                                             COLORADO
                                             NC ENTERPRISES, INC.



                                             By: /s/ Richard C. Kelly
                                                ----------------------
                                                Name:  Richard C. Kelly
                                                Title: Executive Vice President
                                                       and Chief Financial
                                                       Officer of New Century
                                                       Energies, Inc.;
                                                       Executive Vice President
                                                       of Public Service Company
                                                       of Colorado; and
                                                       Executive Vice President
                                                       of NC Enterprises, Inc.

Date:   November 16, 1999


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